EXHIBIT 4


                  STANDSTILL AND NON-COMPETE AGREEMENT

      STANDSTILL AND NON-COMPETE AGREEMENT (the "Agreement"), dated as of August 7, 1998, by and between BE AEROSPACE, INC., a Delaware corporation ("BE Aerospace"), on the one hand, and the other Persons set forth on the signature pages hereto (collectively, the "Stockholders"), on the other hand.

                          W I T N E S S E T H:

      WHEREAS, BE Aerospace, Oscar J. Mifsud, Patrick L. Ryan and David B. Smith have entered into an Acquisition Agreement dated as of July 21, 1998 (the "Acquisition Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Acquisition Agreement);

      WHEREAS, as a result of the consummation of the Acquisition Agreement, the Stockholders will beneficially own approximately 14.7% of the issued and outstanding BE Aerospace Common Stock; and

      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, BE Aerospace and the Stockholders hereby agree as follows:


                                ARTICLE I

                               DEFINITIONS
                               -----------

      For purposes of this Agreement, the following terms have the following meanings:

            (a) "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that any corporation in which a Stockholder or any of its Affiliates owns less than a majority of the securities entitled generally to vote for the election of directors shall not be considered an Affiliate of such Stockholder or such Affiliate unless such Stockholder or such Affiliate otherwise controls such corporation.

            (b) "Beneficial ownership" and "beneficially own" shall have the meanings set forth in Rule 13d-3 under the Exchange Act.






NYFS10...:\80\74780\0003\139\AGR8148Y.180

            (c) "Control" shall mean, with respect to a Person or a Group, (i) beneficial ownership by such Person or Group of securities entitling it to exercise in the aggregate more than 50 percent of the votes in any election of directors or other governing body of the entity in question; or (ii) possession by such Person or Group of the power, directly or indirectly, (x) to elect a majority of the board of directors (or equivalent governing body) of the entity in question or (y) in case of a non-corporate entity, to manage or govern the business, operations or investments of any such non-corporate entity.

            (d) "Group" shall have the meaning comprehended by Section 13(d)(3) of the Exchange Act; provided that, solely for purposes of Section 2.1(a)(iv) of this Agreement, the Stockholders shall not by themselves constitute a "Group."

            (e) "Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act.

            (f) "Schedule 13D Filer" means any Person or Group which, based on its direct or indirect beneficial ownership of any Voting Securities, is, or after the acquisition of such beneficial ownership would be, required to file a statement on Schedule 13D with the SEC in accordance with Rule 13d-1 under the Exchange Act, but shall not include any Schedule 13G Filer.

            (g) "Schedule 13G Filer" means any Person or Group which, based on its direct or indirect beneficial ownership of any Voting Securities, is, or after the acquisition of such beneficial ownership would be, required to file a statement on Schedule 13D with the SEC in accordance with Rule 13d-1 under the Exchange Act, but which in lieu of such filing may instead file a short-form statement on Schedule 13G in accordance with such Rule.

            (h) "Standstill Percentage" means 14.8% of the Total Voting Power; provided that in the event that the percentage of the Total Voting Power represented by the shares of Voting Securities beneficially owned by the Stockholders and their Affiliates from time to time is reduced, then the Standstill Percentage shall be automatically reduced to the percentage of Total Voting Power represented by shares of Voting Securities beneficially owned by the Stockholders and their Affiliates from time to time; provided further, that
(x) following any such reduction in the Standstill Percentage, the Standstill Percentage shall not thereafter be subject to any increase (other than as provided for in the following clause (y)), and (y) if the percentage of Total Voting Power represented by shares of Voting Securities beneficially owned by the Stockholders and their Affiliates is increased as a result of any BE Aerospace Action (as defined in Section 2.1(a)(i) of this Agreement), the Standstill Percentage shall be automatically increased to reflect such BE Aerospace Action.

            (i) "Total Voting Power" means, at any time, the aggregate number of votes which may be cast by holders of outstanding Voting Securities.

            (j) "Transfer" means sell, transfer, assign, pledge, hypothecate, give away or in any manner dispose of any Voting Securities.

            (k) "Voting Securities" means the BE Aerospace Common Stock and any other securities (including voting preferred stock) issued by BE Aerospace which are entitled to vote generally for the election of directors of BE Aerospace, whether currently outstanding or hereafter issued (other than securities having such powers only upon the occurrence of a contingency).


                               ARTICLE II

                 STANDSTILL RESTRICTIONS; VOTING MATTERS
                 ---------------------------------------

      2.1 Standstill Restrictions. (a) During the term of this Agreement, each of the Stockholders covenants and agrees that without the prior affirmative vote of a majority of the board of directors of BE Aerospace at a meeting at which a quorum is present, the Stockholders shall not, and shall not permit any of their respective Affiliates to, directly or indirectly:

                (i) acquire, propose to acquire (or publicly announce or otherwise disclose an intention to propose to acquire) or offer to acquire, by purchase or otherwise, any Voting Securities, if the effect of such acquisition would be to increase the outstanding number of shares of Voting Securities then beneficially owned by the Stockholders and their Affiliates, in the aggregate, to an amount representing Total Voting Power in excess of the Standstill Percentage; provided that this Section 2.1(a)(i) shall not be applicable, and no Stockholder shall be obligated to dispose of Voting Securities, if the aggregate percentage of the Total Voting Power represented by Voting Securities beneficially owned by the Stockholders is increased as a result of corporate action taken solely by BE Aerospace and not caused by any action taken by any Stockholder or any Affiliate of any Stockholder ("BE Aerospace Action");

               (ii) propose (or publicly announce or otherwise disclose an intention to propose), solicit, offer, seek to effect, negotiate with or provide any confidential information relating to BE Aerospace or its business to any other Person with respect to, any tender or exchange offer, merger, consolidation, share exchange, business combination, restructuring, recapitalization or similar transaction involving BE Aerospace;

              (iii) make, or in any way participate in, any "solicitation" of "proxies" to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent with respect to the voting of any Voting Securities or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to BE Aerospace;

               (iv) except to the extent contemplated by the Registration Rights Agreement, form, participate in or join any Person or Group with respect to any Voting Securities (except an arrangement solely among any or all of the Stockholders), or otherwise act in concert with any third Person (other than any Stockholder) for the purpose of (x) acquiring any Voting Securities or (y) holding or disposing of Voting Securities for any purpose otherwise prohibited by this Section 2.1(a);

                (v) deposit any Voting Securities into a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting thereof (except for this Agreement and except for any such arrangement solely among any or all of the Stockholders);

               (vi) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to BE Aerospace as described in Rule 14a-8 under the Exchange Act, or induce or attempt to induce any other Person to initiate any stockholder proposal;

              (vii) seek election to or seek to place a representative on the Board of Directors, or seek the removal of any member of the Board of Directors;

             (viii) call or seek to have called any meeting of the stockholders of BE Aerospace for any purpose otherwise prohibited by this Section 2.1(a);

               (ix)     take any other action to seek to control BE Aerospace;

                (x) demand, request or propose to amend, waive or terminate the provisions of this Section 2.1(a); or

               (xi) agree to do any of the foregoing, or advise, assist, encourage or persuade any third party to take any action with respect to any of the foregoing.

            (b) Each of the Stockholders agrees that it will notify BE Aerospace promptly if any inquiries or proposals are received by, any information is exchanged with respect to, or any negotiations or discussions are initiated or continued with, any Stockholder regarding any matter described in Section 2.1(a) hereof. The Stockholders and BE Aerospace shall mutually agree upon an appropriate response to be made to any such proposals received by any Stockholder.

            (c) The Stockholders shall not be deemed to have breached Section 2.1(a)(i) of this Agreement if (i) the Stockholders or their Affiliates inadvertently and in good faith acquire Voting Securities so as to cause the Total Voting Power represented by the Voting Securities beneficially owned by the Stockholders and their Affiliates to exceed the Standstill Percentage, and
(ii) the Stockholders as soon as practicable divest a sufficient number of shares of Voting Securities beneficially owned by the Stockholders and their Affiliates so as to result in the Total Voting Power represented by the Voting Securities beneficially owned by the Stockholders and their Affiliates to be equal to or less than the Standstill Percentage.

      2.2 Voting. Until such time as the Stockholders no longer beneficially own Voting Securities representing in the aggregate at least 5% of the Total Voting Power, the Stockholders will take all such action as may be required so that all Voting Securities owned by the Stockholders and their Affiliates, as a group, are voted (in person or by proxy) for BE Aerospace's nominees to the Board of Directors, and with respect to such other matters as are subject to a stockholder vote, in accordance with the recommendation of the Board of Directors. Each of the Stockholders shall be present, in person or by proxy, at all duly held meetings of stockholders of BE Aerospace so that all Voting Securities held by the Stockholders may be counted for the purposes of determining the presence of a quorum at such meetings.

                               ARTICLE III

                                TRANSFERS
                                ---------

      3.1 Transfers of Voting Securities. None of the Stockholders shall, directly or indirectly, Transfer any Voting Securities except:

            (a) in accordance with the terms and provisions of the Share Disposition Agreement; or

            (b) pursuant to a merger or consolidation of BE Aerospace or pursuant to a plan of liquidation of BE Aerospace, which has been approved by the affirmative vote of a majority of the members of the Board of Directors then in office.


                               ARTICLE IV

                    LEGENDS AND STOP TRANSFER ORDERS
                    --------------------------------

      4.1 Legend. All certificates evidencing Voting Securities beneficially owned by any of the Stockholders shall bear the following legend:

            "The securities represented by this certificate are subject to the restrictions on disposition and to the other provisions of a Standstill and Non-Compete Agreement dated as of August 7, 1998 among BE Aerospace, Inc. and the Stockholders named therein. Copies of such Agreement are on file at the respective offices of such parties."

      4.2 Stop Transfer Orders. The Stockholders each hereby consent to the entry of stop transfer orders with the transfer agents of any such Voting Securities against the transfer of such legended certificates representing such Voting Securities except in compliance with this Agreement.

      4.3 Removal or Modification of Legend. BE Aerospace agrees that upon any Transfer of the securities represented by such certificates made in compliance with the provisions of this Agreement, it will, upon the presentation to its transfer agent of the certificates containing such legend, remove such legend from the certificates being sold or registered.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

      5.1 Representations and Warranties of the Stockholders. Each of the Stockholders jointly and severally represent and warrant to BE Aerospace as follows:

            (a) Assuming that (i) the Stockholders Shares (as defined below) are duly authorized, validly issued, fully paid and nonassessable, and, immediately prior to their receipt by the Stockholders, are free and clear of all security interests, liens, claims, proxies, charges, encumbrances and options of any nature whatsoever created by any Person other than an Stockholder (other than those created by this Agreement, the Registration Rights Agreement and the Share Disposition Agreement), and (ii) the issuance of the Stockholders Shares to the Stockholders is properly recorded in the stock ledger of BE Aerospace, then, upon the issuance of the Stockholders Shares to the Stockholders pursuant to
Section 1.2 of the Acquisition Agreement, each of the Stockholders will be the beneficial and record owner of BE Aerospace Common Shares in the respective amounts set forth in Schedule I attached hereto (the "Stockholders Shares"), free and clear of all security interests, liens, claims, proxies, charges, encumbrances and options of any nature whatsoever, and there will be no outstanding options, warrants or rights to purchase or acquire, or agreements relating to, any of the Stockholders Shares (other than those created by this Agreement, the Registration Rights Agreement and the Share Disposition Agreement).

            (b) Except for the Stockholders Shares, neither any of the Stockholders, nor any of their Affiliates, owns beneficially or of record, directly or indirectly, any Voting Securities or any options, warrants or rights of any nature (including conversion and exchange rights) to acquire beneficial ownership of any Voting Securities.

            (c) Each of the Stockholders has full legal right, power and authority to enter into and perform this Agreement. This Agreement has been duly authorized, executed and delivered by each of the Stockholders. This Agreement constitutes a legally valid and binding agreement of each of the Stockholders, enforceable in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency, receivership, reorganization, moratorium or other similar laws relating to creditors' rights now or hereafter in effect and by general equitable principles.

            (d) The execution and delivery of this Agreement by the Stockholders does not conflict with or constitute a violation of or default under any statute, law, regulation, order or decree applicable to any of the Stockholders, or any contract, commitments, agreement, arrangement or restriction of any kind to which any of the Stockholders are a party or by which any of the Stockholders are bound, other than such violations as would not prevent or materially delay the performance by such Stockholder of its obligations hereunder or otherwise subject BE Aerospace to any claim or liability.

      5.2 Representations and Warranties of BE Aerospace. BE Aerospace hereby represents and warrants to the Stockholders as follows:

            (a) BE Aerospace is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (b) BE Aerospace has full legal right, power and authority to enter into and perform this Agreement and the execution and delivery of this Agreement by BE Aerospace have been duly authorized by all necessary corporate action on behalf of BE Aerospace. This Agreement constitutes a legally valid and binding agreement of BE Aerospace, enforceable in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency, receivership, reorganization, moratorium or other similar laws relating to creditors' rights now or hereafter in effect, and by general equitable principles.

            (c) Neither the execution and delivery of this Agreement nor the consummation by BE Aerospace of the transactions contemplated hereby conflicts with or constitutes a violation of or default under the Restated Certificate of Incorporation or By-laws of BE Aerospace, any statute, law, regulation, order or decree applicable to BE Aerospace, or any contract, commitment, agreement, arrangement or restriction of any kind to which BE Aerospace is a party or by which BE Aerospace is bound, other than such violations as would not prevent or materially delay the performance by BE Aerospace of its obligations hereunder or otherwise subject any Stockholder to any claim or liability.

                                   ARTICLE VI

                            NON-COMPETITION COVENANT
                            ------------------------

      6.1 Protective Covenants.

            (a) Confidentiality. Each Stockholder hereby acknowledges and agrees that he possesses and will continue to possess information which has been created, discovered or developed by or otherwise become known to him (including information discovered or made available by any SMR Company (together, the "SMR Companies") or by which property rights have been assigned or otherwise conveyed to any SMR Company, which information has commercial value to one or more SMR Companies, including, but not limited to, trade secrets, innovations, processes, computer codes, data, know-how, improvements, discoveries, developments, techniques, marketing plans, strategies, costs, customer and client lists, the ownership structure of any SMR Company or any information such stockholder has reason to know that any SMR Company would treat as confidential for any purpose, whether or not developed by you (hereinafter referred to as "Confidential Information"). Each Stockholder hereby agrees that he will keep confidential and will not disclose, directly or indirectly, any such Confidential Information to any third party, except as required by law or to fulfill his duties hereunder or to his attorney or other advisors, whom he shall notify of this confidentiality provision and who shall be similarly bound. None of the Stockholders shall misuse, misappropriate or exploit such Confidential information in any way. The parties hereto acknowledge and agree that Confidential Information shall not include any knowledge or information conveyed to, known to or held by any such Stockholder as a result of his employment or other activities prior to his employment by any SMR Company or otherwise becomes publicly known other than as a result of a breach by such shareholder of his obligations hereunder; provided further that specific information shall not be deemed to be publicly known merely because it is embraced in general disclosures in the public domain. In addition, any combination of features shall not be deemed to be publicly known merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

            (b) Restrictive Covenants. Each Stockholder hereby acknowledges that because of his skills, his position with the SMR Companies and the Confidential Information to which he had access or was provided on account of his relationship with the SMR Companies, competition by him with any SMR Company could damage the SMR Companies in a manner which cannot adequately be compensated by damages or an action at law. Each Stockholder also acknowledges that he has entered into an Acquisition Agreement and that the covenants contained in this
Section 6.1 are material to the consummation of the Acquisition Agreement. In view of such circumstances and because of the Confidential Information obtained by or disclosed to each Stockholder, each Stockholder hereby covenants and agrees to the following terms and conditions.

                (i) Restrictions on Competitive Employment. During the period beginning on the date hereof and ending on August 6, 2005, each Stockholder shall not (as principal, agent, employee, consultant or otherwise), directly or indirectly, without the prior written approval of the Company, engage in activities for, or render services to any firm or business anywhere in the world (A) that conducts a business or engages in any activities conducted or engaged in by any SMR Company (or contemplated by the business plan of any SMR Company) at the time of the closing of the Acquisition Agreement, which business or activities are in direct or indirect competition with any SMR Company or (B) that develops or offers products or services substantially similar to those products or services developed or offered by any SMR Company at the time of the closing of the Acquisition Agreement (or then contemplated by the business plan of any SMR Company) (the businesses in clauses (A) and (B) collectively, "Competitive Businesses"); provided, however, that such Stockholder may have an interest consisting of publicly traded securities constituting less than one percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as such Stockholder is not employed by and does not consult with, or become a director of or otherwise engage in any activities for, such company.

               (ii) Restrictions on Solicitation. Beginning on the date hereof and ending on August, 2005, no Stockholder shall solicit any customer or prospective customer of any SMR Company, in either case with whom such Stockholder has had contact during the twenty-four month period prior to the transactions contemplated by the Acquisition Agreement for any commercial pursuit that is in competition with any SMR Company, or induce, or attempt to induce, any employees, agents or consultants of or to any SMR Company to do anything from which such Stockholder is restricted by reason of this Section 5.1(b)(ii), nor shall such Stockholder, directly or indirectly, solicit any employee, consultant or agent to leave the employ of any member of the Company Group.

              (iii) Reasonable Limitations. Given the important nature of the position each Stockholder previously held with the SMR Companies, the nature of the business of the SMR Companies and the sensitive nature of the Confidential Information and duties such Stockholder has with the SMR Companies, the parties hereby acknowledge that the limitations, including, but not limited to, the scope of activities prohibited, the geographic area covered and the time limitation, are reasonable.

               (iv) Remedies. In the event of a breach by any Stockholder of the provisions of this Section 6.1, each SMR Company shall be entitled to a temporary restraining order and an injunction restraining such Stockholder from such breach. Nothing herein, however, shall be construed as prohibiting any SMR Company from pursuing any other remedies available to it for such actual or threatened breach, including, without limitation, the recovery of damages. If it is determined that any Stockholder has violated any of the covenants in this Section 6.1, the term of any such covenant violated shall be automatically extended for the period of time of the violation, either from the date on which such Stockholder ceases such violation or from the date of the entry by a court of competent jurisdiction of an order or judgment enforcing such covenants, whichever period is later.


                               ARTICLE VII

                           FURTHER ASSURANCES
                           ------------------

      Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of their obligations under this Agreement. If reasonably requested by BE Aerospace, each Stockholder agrees to execute a letter to BE Aerospace confirming that the beneficial ownership of Voting Securities by the Stockholders and their Affiliates does not represent in the aggregate Total Voting Power in excess of the Standstill Percentage as of the date of such letter.

                                  ARTICLE VIII

                                   TERMINATION
                                   -----------

      Unless earlier terminated by written agreement of the parties hereto, (a) the provisions of Articles II - V shall terminate on the earlier of (i) December 31, 1998 and (ii) the date on which the Stockholders and their Affiliates beneficially own Voting Securities representing in the aggregate less than 5% of the Total Voting Power; and (b) the provisions of Article VI shall terminate on August 6, 2005 or such later date provided for pursuant to Section 6.1(b)(iv). Any termination of this Agreement as provided herein shall be without prejudice to the rights of any party arising out of the breach by any other party of any provisions of this Agreement which occurred prior to the termination.


                               ARTICLE IX

                              MISCELLANEOUS
                              -------------

      9.1 Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid in each case to the applicable addresses set forth below:

      If to BE Aerospace:

            BE Aerospace, Inc.
            1400 Corporate Center Way
            Wilmington, Florida 33414
            Attn: Chief Financial Officer
            Telecopy: (561) 791-3966

            with a copy to:

            Shearman & Sterling
            599 Lexington Avenue
            New York, New York 10022

            Attn: Alfred J. Ross, Esq.
            Telecopy: (212) 848-7179

      If to the Stockholders:

            Oscar J. Mifsud and
            Oscar J. Mifsud Trust -- 1998
            541 Leeds Gate Lane
            Wadsworth, OH 44281
            Attention: Oscar J. Mifsud
            Telecopier: (330) 335-3216

            Patrick L. Ryan and
            Patrick L. Ryan Trust -- 1998
            624 Tamarac Trail
            Wadsworth, OH 44281
            Attention: Patrick L. Ryan
            Telecopier: (330) 336-0228

            David B. Smith and
            David B. Smith Trust -- 1998
            520 West Point Drive
            Akron, OH 44333
            Attention: David B. Smith
            Telecopier: (330) 665-5302


            with a copy to:

            Weil, Gotshal & Manges LLP
            767 Fifth Avenue
            New York, NY 10153
            Attn: Raymond O. Gietz, Esq.
            Telecopy: (212) 310-8007

or to such other address as such party shall have designated by notice so given to each other party.

      9.2 Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by the holders of a majority in number of the Stockholders Shares and by BE Aerospace following approval thereof by a majority of the board of directors of BE Aerospace.

      9.3 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective Affiliates and their respective successors and assigns, including without limitation in the case of any corporate party hereto any corporate successor by merger or otherwise. Except as otherwise provided herein, this Agreement shall not be assignable.

      9.4 Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement and the Acquisition Agreement.

      9.5 Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

      9.6 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

      9.7 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

      9.8 No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto.

      9.9 Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Ohio or of the United States for the District of Ohio in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this
Section 9.9 and shall not be deemed to be a general submission to the jurisdiction of said court or in the State of Ohio other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

      9.10 Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the law of the State of New York.

      9.11 Name, Captions. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.

      9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

      9.13 Expenses. In the event of a dispute concerning the terms or enforcement of this Agreement, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable legal fees and disbursements from the other party or parties to such dispute.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                               BE AEROSPACE, INC.


                               By: /s/Thomas P. McCaffrey
                                   ---------------------------------------
                                   Name:  Thomas P. McCaffrey
                                   Title: Chief Financial Officer


                                    STOCKHOLDERS


                                   /s/Oscar J. Mifsud
                                   ---------------------------------------
                                   Oscar J. Mifsud


                                   /s/Patrick L. Ryan
                                   ---------------------------------------
                                   Patrick L. Ryan


                                   /s/David B. Smith
                                   ---------------------------------------
                                   David B. Smith



                               OSCAR J. MIFSUD TRUST - 1998

                               By: /s/Oscar J. Mifsud
                                   ---------------------------------------
                                     Oscar J. Mifsud, Trustee



                               PATRICK L. RYAN TRUST - 1998


                               By: /s/Patrick L. Ryan
                                   ---------------------------------------
                                   Patrick L. Ryan, Trustee

                               DAVID B. SMITH TRUST - 1998


                               By: /s/David B. Smith
                                   ---------------------------------------
                                   David B. Smith, Trustee

                                   SCHEDULE I

                                 SHARE OWNERSHIP




         Name of Stockholder                BE Aerospace Common Shares
         -------------------                --------------------------